EXHIBIT 10.I

JOHNSON CONTROLS, INC.
EQUALIZATION BENEFIT PLAN

ARTICLE 1.
PURPOSE AND DURATION

Section 1.1. Purpose. The purpose of the Johnson Controls Equalization Benefit Plan is to restore retirement benefits to certain participants in the Company’s pension or savings plans whose benefits under said plans are or will be limited by reason of Code Sections 401(a)(17), 401(k), 401(m), 402(g) or 415 and/or by reason of the election of such employees to defer income or reduce salary pursuant to this Plan or the Johnson Controls, Inc. Incentive Compensation Plan (Deferred Option Qualified). This Plan is completely separate from the tax-qualified pension plans maintained by the Company and is not funded or qualified for special tax treatment under the Code. The Plan is intended to be an unfunded plan covering a select group of management and highly compensated employees for purposes of ERISA.

Section 1.2. Duration of the Plan. The Plan became effective as of January 1, 1980, and was most recently amended and restated effective October 1, 2003. The provisions of the Plan as amended and restated apply to each individual with an interest hereunder on or after October 1, 2003. The Plan shall remain in effect until terminated by the Board pursuant to Article 9.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

     (a) “Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan, and shall include the aggregate of the Participant’s Retirement Supplement Account and Savings Supplement Account. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.

     (b) “Administrator” means the Employee Benefits Policy Committee of the Company.

     (c) “Board” means the Board of Directors of the Company.

     (d) “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

     (e) “Committee” means the Compensation Committee of the Board.

     (f) “Company” means Johnson Controls, Inc., a Wisconsin corporation, and its successors as provided in Article 14.

     (g) “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

     (h) “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

     (i) “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price of a Share on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.

     (j) “Incentive Plan” means the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option Qualified) as from time to time amended and in effect and any successor to such plan maintained by the Company or any successor or affiliate of the Company.

     (k) “Investment Options” means the investment options offered under the Savings Plan (excluding the Company stock fund), the Share Unit Account, and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.

     (l) “Participant” means an employee of the Company or a subsidiary who is a participant in both the Incentive Plan and in the Retirement Plan or the Savings Plan, and whose benefits under the Company’s pension or savings plans are limited as described in Section 1.1; provided that the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.

     (m) “Retirement Plan” means the defined benefit pension plan maintained by the Company known as the Johnson Controls Pension Plan and any successor to such plan maintained by the Company or any successor or affiliate of the Company.

     (n) “Retirement Plan Benefits” means the aggregate monthly benefits payable under the terms of the Retirement Plan.

     (o) “Savings Plan” means the defined contribution plan maintained by the Company pursuant to Section 401(k) of the Code known as the Johnson Controls Savings and Investment (401(k)) Plan and any successor to such plan maintained by the Company or any successor or affiliate of the Company.

     (p) “Share” means a share of common stock of the Company.

     (q) “Share Unit Account” means the account described in Section 5.4, which is deemed invested in Shares.

     (r) “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Section 5.4.

     (s) “Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.

Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
ADMINISTRATION

Section 3.1. General. The Committee shall have overall authority with respect to administration of the Plan, provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence, then the administrative functions of the Committee shall be assumed by the Board (with the assistance of the Administrator), and any references herein to the Committee shall be deemed to include references to the Board.

Section 3.2. Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and the Administrator shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of the Plan with respect to its respective duties, including but not limited to the power and authority to: (a) prescribe rules and regulations for the administration of the Plan; (b) prescribe forms for use with respect to the Plan; (c) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (d) make appropriate determinations, including factual determinations, and calculations; and (e) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent of such delegation, references to the Committee or Administrator hereunder shall mean such delegee.

Section 3.3. Decisions Binding. The Committee’s and the Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

Section 3.4. Procedures for Administration. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors of the Company. The Administrator’s determinations shall be made in accordance with procedures it establishes.

Section 3.5. Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan to the contrary, the Company shall have no liability to make any payment unless such payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and the Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

ARTICLE 4.
RETIREMENT PLAN SUPPLEMENT

Section 4.1. Eligibility for Retirement Plan Supplement. Any Participant who retires under the Retirement Plan on or after January 1, 1980, or such Participant’s spouse or other beneficiary who is entitled to a benefit under the Retirement Plan, shall be entitled to a benefit payable hereunder in accordance with this Article 4.

Section 4.2. Amount of Retirement Plan Supplement. The amount of benefits to which an eligible individual is entitled shall equal the excess, if any, of:

     (a) The amount of such Participant’s, surviving spouse’s or other beneficiary’s Retirement Plan Benefits computed under the provisions of the Retirement Plan, without regard to the limitations imposed by reason of Section 415 of the Code or the limit on considered compensation under Section 401(a)(17) of the Code, and on the assumption that all amounts of cash compensation which the Participant elected to defer under the Incentive Plan and/or under Article 5 of this Plan were paid as “Compensation” as defined in the Retirement Plan (to the extent not already included in such “Compensation” under the applicable Retirement Plan definition); over

     (b) The amount of Retirement Plan Benefits actually payable to such Participant, surviving spouse or other beneficiary for each month under the Retirement Plan, as computed under the provisions of the Retirement Plan and subject to the above mentioned limitations.

Section 4.3. Payment of Benefits. Retirement Plan supplement benefits under this Article 4 shall become payable when a Participant or the Participant’s spouse or other beneficiary begins to receive Retirement Plan payments and shall be payable in the same manner and subject to all the same options, conditions, privileges and restrictions as are applicable to the benefits payable to the Participant, his spouse or other beneficiary under the Retirement Plan.

ARTICLE 5.
SAVINGS PLAN SUPPLEMENT

Section 5.1. Election and Crediting of Account. For each calendar year beginning on or after December 31, 1986, each Participant may elect, in such form and manner and within such time periods as the Administrator may prescribe, that, in the event the Participant’s ability to make Before-Tax Matched Contributions under the Savings Plan is limited by reason of Sections 401(k), 402(g) or 415 of the Code and/or the limit on considered compensation under Section 401(a)(17) of the Code, then the difference between the Participant’s actual Before-Tax Matched Contributions under the Savings Plan for any calendar year and the amount that would have been contributed as Before-Tax Matched Contributions but for such limits shall be credited, as of December 31 of such year, to the Participant’s Savings Supplement Account; provided that, when determining a Participant’s compensation for purposes of this Article 5, the only bonus that may be included is the amount a Participant receives under the Incentive Plan for the calendar year. Such Savings Supplement Account shall also be credited as of each December 31 with an amount equal to the difference between the amount of Matching Contributions actually credited to the Participant’s Savings Plan account for the year and the amount of Matching Contributions that would have been so credited if the amount determined under the preceding sentence had actually been contributed to the Savings Plan (determined without regard to the limitations imposed by Sections 401(m) and 415 of the Code); provided the Participant has met the eligibility requirements to receive a Matching Contribution under the Savings Plan for such year. An election under this Article 5 shall constitute an election by the Participant to reduce the Participant’s salary by the amount determined under the first sentence of this Section 5.1, and shall remain in effect from time to time unless and until terminated prospectively by the Participant in such form and manner and within such time periods as the Administrator may prescribe. The Matching Contributions credited hereunder shall be subject to the same vesting requirements as are imposed under the Savings Plan.

Section 5.2. Termination of Election. A Participant’s election to make supplemental Before-Tax Contributions to this Plan shall terminate at the same time as his election under the Savings Plan is terminated.

Section 5.3. Investment Election. Amounts credited to a Participant’s Savings Supplement Account shall reflect the investment experience of the Investment Options selected by the Participant. The Participant may make an initial investment election at the time of enrollment in the Plan (or with respect to a Participant who has a Savings Supplement Account balance on the restatement effective date, within such period of time after such effective date as is specified by the Administrator) in whole increments of one percent (1%). A Participant may also elect to reallocate his or her Savings Supplement Account, and may elect to allocate any future deferrals, among the various Investment Options in whole increments of one percent (1%) from time to time as prescribed by the Administrator. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election, and must be made in the form and manner and within such time periods as the Administrator may prescribe in order to be effective. In the absence of an effective election, the Participant’s Savings Supplement Account shall be deemed invested in the default fund under the Savings Plan. Deferrals will be deemed invested in an Investment Option as of the date on which the deferrals are allocated pursuant to Section 5.1.

On each Valuation Date, the Administrator or its designee shall credit the deemed investment experience with respect to the selected Investment Options to each Participant’s Savings Supplement Account.

Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.

Section 5.4. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of deferrals or amounts that are deemed transferred from another Investment Option), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is declared on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

Section 5.5. Payment of Benefits.

     (a) Subject to the provisions of subsection (b), a Participant, at the time he commences participation in the Plan, shall make a distribution election with respect to his Savings Supplement Account in such form and manner and within such time periods as the Administrator may prescribe. The election shall specify whether distributions shall be made in a single lump sum or in annual installments of from two (2) to ten (10) years.

     (b) A distribution election shall be effective only when it is received and approved by the Administrator, and shall remain in effect until modified by the Participant. A Participant may from time to time modify his distribution election by completing a revised distribution election, in such form and manner and within such time periods as the Administrator may prescribe. The Administrator may refuse to honor a distribution election that is not completed in the manner and in such time as is prescribed by the Administrator. If no valid election is in effect, distributions shall be made in ten (10) annual installments.

     (c) Notwithstanding subsections (a) and (b), a Participant who is employed by the Company or its subsidiaries when the Company provides the initial distribution election after July 1, 2003, may make an election as described above, and such election shall become immediately effective on the date received by the Company, provided the election is received by the Company within thirty (30) days after the election is made available to currently employed Participants. Any change in such election shall be governed by the provisions of subsection (b).

     (d) Payment of the amounts credited to a Participant’s Savings Supplement Account hereunder shall be paid as follows:

(1) If payment is to be made in a lump sum, payment shall be made in the first calendar quarter of the year immediately following the year of the Participant’s termination of employment with the Company and its subsidiaries (or on such earlier date after the Participant’s termination of employment as is approved by the Committee with respect to Participants who are subject to Section 16(b) of the Exchange Act, or approved by the Administrator with respect to all other Participants). Payment shall be made in an amount equal to the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date.

(2) If payment is to be made in annual installments, the first annual payment shall be made in the first calendar quarter of the year following the year of the Participant’s termination of employment with the Company and its subsidiaries (or on such earlier date after the Participant’s termination of employment as is approved by the Committee with respect to Participants who are subject to Section 16(b) of the Exchange Act, or approved by the Administrator with respect to all other Participants), and shall be in an amount equal to the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date. A second annual payment shall be made in the first calendar quarter of the second year after the year of the Participant’s termination of employment with the Company and its subsidiaries (or on such earlier date as is approved by the Committee with respect to Participants who are subject to Section 16(b) of the Exchange Act, or approved by the Administrator with respect to all other Participants), and shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date. Each succeeding installment payment (if any) shall be determined in a similar manner, until the final installment which shall equal the then remaining vested balance of such account as of the Valuation Date immediately preceding the final distribution date. Notwithstanding the foregoing provisions, if the balance of a Participant’s Savings Supplement Account at any time is less than $50,000 during the payout period, the remaining balance shall immediately be paid in the form of a lump sum.

(3) Notwithstanding the foregoing, if the distribution under this Section 5.5 is made within six (6) months after the Participant ceases to be subject to Section 16(b) of the Exchange Act, then the distribution shall be delayed until the date that is six (6) months plus one day after the date such Participant ceases to be subject to Section 16(b), unless the distribution is approved in advance by the Committee or the distribution will not result in any liability to the Participant under Section 16(b).

Section 5.6. Distribution in Event of Financial Emergency. If requested by a Participant while employed by the Company or a subsidiary and if the Administrator determines that a financial emergency has occurred in the financial affairs of the Participant, all or part of the Participant’s vested Savings Supplement Account may be paid out to the Participant at the sole discretion of the Administrator in a cash lump sum or in such installment payments as the Administrator may specify. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s financial hardship.

Section 5.7. Death Benefit. Each Participant may designate a beneficiary in such form and manner and within such time periods as the Administrator may prescribe. In the event of the Participant’s death prior to receiving all payments due from his Savings Supplement Account hereunder, the remaining interest shall be paid to the Participant’s beneficiary in a lump sum, unless the Committee (with respect to Participants who are subject to Section 16(b) of the Exchange Act) or Administrator (with respect to all other Participants) determines that payments may continue in accordance with the distribution election in effect at the time of the Participant’s death. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Company (or its delegee) while the Participant was alive shall be given effect. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of each distribution, the designation shall vest in the beneficiary all of the distribution whether payable before or after the beneficiary’s death, and any distributions remaining upon the beneficiary’s death shall be made to the beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated beneficiary does not survive the Participant, or in the event that the beneficiary designation form provides that the Beneficiary must be living at the time of each distribution and such designated Beneficiary does not survive to a distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse, provided the Administrator has notice of such divorce or legal separation prior to payment.

EQUALIZATION BENEFIT PLAN ACCOUNTS

Section 5.8. Establishment of Accounts. The Company shall establish book keeping reserve Accounts on behalf of each Participant with respect to each type of benefit offered under this Plan. The first such reserve shall be known as the “Retirement Supplement Account” and shall relate to the benefits to be paid pursuant to Article 4 above. The second such reserve shall be known as the “Savings Supplement Account” and shall be comprised of the individual Participant Savings Supplement Accounts (and subaccounts) described in Article 5.

Section 5.9. Administration of Accounts. Each Account will be administered as follows:

     (a) The Account shall serve solely as a device for determining the amount of the accrued deferred liability for the benefit payments provided herein, and shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to the Account shall be and remain the sole property of the Company and that no Participant shall have any proprietary rights of any nature whatsoever with respect thereto or with respect to any investments the Company may make to aid it in meeting its obligations hereunder.

     (b) With respect to each fiscal year of the Company while the Plan is in effect, the Retirement Supplement Account shall be credited or charged with such annual amounts as shall be determined to be appropriate based upon assumptions acceptable to the Administrator, and the Savings Supplement Account shall be credited or charged with such amounts as are prescribed in Article 5.

     (c) No funds or other assets of the Company shall be segregated and attributable to the amounts that may from time to time be credited to the Accounts. Benefit payments under the Plan shall be made from the general assets of the Company at the time any such payment becomes due and payable. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor.

ARTICLE 6.
NON-ALIENATION OF PAYMENTS

            Except as specifically provided herein, benefits payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Administrator or the Company. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Participant or other person entitled thereto. If any such person shall attempt to alienate, sell, transfer, assign, pledge or encumber any benefit payments to be made to that person under the Plan or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Administrator, in its discretion, may terminate such person’s interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the spouse, children or other dependents thereof, or any of them, in such manner as the Administrator deems proper.

ARTICLE 7.
LIMITATION OF RIGHTS AGAINST THE COMPANY

     Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate such person’s employment at any time, evidencing any agreement or understanding that the Company will employ such person in any particular position or at any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Company.

ARTICLE 8.
AMENDMENT OR TERMINATION

Section 8.1. Amendment or Termination. The Board may amend or terminate this Plan at any time, provided that, except as provided in Section 9.3, no such amendment or modification shall adversely affect the rights of any Participant, spouse or other beneficiary then receiving benefits under this Plan or deprive any such person of the right to receive amounts previously credited to the Participant’s Savings Supplement Account (except as such account balance may be reduced as a result of investment losses allocable to such Account), unless the Company shall have substituted therefor an equivalent amount of immediate or deferred compensation under some other plan, program or individual agreement with such individual. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

Section 8.2. Entitlement to Benefits. It is understood that an individual’s entitlement to retirement supplement benefits under Article 4 of this Plan may be automatically reduced as the result of an increase in his Retirement Plan Benefits. Nothing herein shall be construed in any way to limit the right of the Company to amend or modify the Retirement Plan or Savings Plan.

Section 8.3. Termination; Change of Control. Notwithstanding the foregoing, the Board may take the following actions without obtaining the consent of any Participant, spouse or Beneficiary:

     (a) In the event of the Plan’s termination, the Board may provide that all elections under this Plan then outstanding be cancelled and that all amounts accrued to the date of termination be distributed to all Participants, their spouses or beneficiaries, as applicable, in a single sum payment as soon as practicable after the date of termination or on such other date as is specified by the Board, regardless of any distribution election then in effect. In such event, the Board shall specify the actuarial assumptions and other factors to be used to determine a single sum value of any Retirement Supplement benefits accrued hereunder as of the effective date of the Plan’s termination.

     (b) The Board may amend the provisions of Article 10 prior to the effective date of a Change of Control.

ARTICLE 9.
SPECIAL RULES APPLICABLE IN THE EVENT OF A
CHANGE OF CONTROL OF THE COMPANY

Section 9.1. Acceleration of Payments. Notwithstanding any other provision of this Plan, all amounts credited to a Participant’s Accounts under the Plan shall be paid to the Participant, spouse or beneficiary entitled thereto, in a lump sum in cash within 30 days after a Change of Control. In such event, the Administrator shall specify the actuarial assumptions and other factors to be used to determine the single sum value of any Retirement Supplement benefits accrued hereunder as of the date of the Change of Control.

Section 9.2. Definition of a Change of Control. A “Change of Control” shall mean any of the following events:

     (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:

(1) The then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(2) The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”)

            provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or

     (b) Individuals who, as of May 24, 1989, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to May 24, 1989, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-ll of Regulation l4A promulgated under the Exchange Act); or

     (c) Consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

     (d) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

Section 9.3. Maximum Payment Limitations.

     (a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or a subsidiary (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income,

(B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.

     (b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

ARTICLE 10.
ERISA PROVISIONS

Section 10.1. Claims Procedures.

     (a) Initial Claim. If a Participant, spouse or beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Administrator. The Administrator shall review the claim within 90 days following the date of receipt of the claim; provided that the Administrator may determine that an additional 90-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review. If the claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

     (b) Request for Appeal. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Committee within 60 days after claimant’s receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

Section 10.2. ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator.

ARTICLE 11.
TAX WITHHOLDING

            The Company shall have the right to deduct from any payment made hereunder or from any other payments due a Participant, any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments, any deferrals or the vesting of any amounts hereunder.

ARTICLE 12.
OFFSET

            The Company shall have the right to offset from the benefits payable hereunder any amount that the Participant owes to the Company or any subsidiary without the consent of the Participant (or his spouse or beneficiary, in the event of the Participant’s death).

ARTICLE 13.
SUCCESSORS

            All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 14.
DISPUTE RESOLUTION

Section 14.1. Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law.

Section 14.2. Limitation on Actions. Any action or other legal proceeding under ERISA with respect to the Plan may be brought only after the claims and appeals procedures of Article 11 are exhausted and only within the period ending on the earlier of (i) one year after the date the claimant receives notice of a denial or deemed denial upon appeal under Section 11.1(b), or (ii) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of Section 15.3.

Section 14.3. Arbitration.

     (a) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any subsidiary employer, if a Participant, spouse or beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     (b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591

            The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

     (c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant, spouse or beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or subsidiary’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or subsidiary complaint resolution procedure has been completed.

     (d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

     (e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or subsidiary shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his/her attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

     (f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

     (g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.